KPMG Peat Marwick LLP
     Stamford Square    Telephone 203 356 9800    Telefax 203 967 3503
     3001 Summer Street
     Samford CT 06906


April 29, 1998

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Amscan Holdings, Inc. and, under date of February 13, 1998, we reported on the consolidated financial statements of Amscan Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996 and for each of the years in the three-year period ended Decemberr 31, 1997. On April 22, 1998 our appointment as principal accountants was terminated. We have read Amscan Holdings, Inc. statements included under Item 4 of its Form 8-K dated April 29, 1998 and agree with such statements, except that we are not in a position to agree or disagree with Amscan Holdings Inc. statements that the change to Ernst & Young LLP was approved by the Board of Directors or that Ernst & Young LLP was not consulted prior to their appointment.

Very truly yours,

/s/ KPMG PEAT MARWICK LLP